EXHIBIT 4.2

SYSTEM MANAGEMENT ARTS INCORPORATED
OMNIBUS STOCK INCENTIVE PLAN

i

ARTICLE V STOCK SUBJECT TO PLAN		7

5.01.	Shares Issued	7
5.02.	Aggregate Limits	7
5.03.	Individual Limits	7
5.04.	Reallocation of Shares	7

ARTICLE VI TERMS AND CONDITIONS OF ALL OPTIONS		8

6.01.	Grants	8
6.02.	Option Price	8
6.03.	Maximum Option Period	8
6.04.	Nontransferability	8
6.05.	Change in Control	9
6.06.	Exercise	9
6.07.	Payment	10
6.08.	Shareholder Rights	10

ARTICLE VII ADDITIONAL TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS		10

7.01.	Employee Status	10
7.02.	Exercise Price	10
7.03.	Aggregate Exercise Limits	10
7.04.	Restrictions on Ten-Percent Shareholders	11
7.05.	Validity of Options	11
7.06.	Notification Upon Sale	11
7.07.	No Liability of Company	11

ARTICLE VIII TERMS AND CONDITIONS OF RESTRICTED STOCK		11

8.01.	Grants	11
8.02.	Change in Control	11
8.03.	Payment	12
8.04.	Nontransferability	12
8.05.	Vesting	12
8.06.	Shareholder Rights	12

ARTICLE IX TERMS AND CONDITIONS OF SARS		13

9.01.	Grants	13
9.02.	Maximum SAR Period	13
9.03.	Nontransferability	13
9.04.	Change in Control	13
9.05.	Exercise	14
9.06.	Special Rules for Corresponding SARs	14
9.07.	Payment Upon Exercise of SAR	14
9.08.	Shareholder Rights	15

ARTICLE X TERMS AND CONDITIONS OF PHANTOM STOCK UNITS		15

10.01.	Grants	15

10.02.	Maximum Payment Period	15
10.03.	Nontransferability	15
10.04.	Change in Control	16
10.05.	Right to Receive Payment	16
10.06.	Form of Payment	16
10.07.	Shareholder Rights	17

ARTICLE XI TERMS AND CONDITIONS OF PERFORMANCE AWARDS		17

11.01.	Grants	17
11.02.	Maximum Performance Award Period	17
11.03.	Nontransferability	17
11.04.	Change in Control	17
11.05.	Earning Performance Award	18
11.06.	Shareholder Rights	18

ARTICLE XII ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO ALL AWARDS		18

12.01.	Interruption of Employee or Independent Contractor Status	18
12.02.	Performance Objectives	18
12.03.	Other Conditions	19
12.04.	Forfeiture Provisions	19
12.05.	Restrictions on Common Stock	20

ARTICLE XIII LIMITATION ON BENEFITS		20

ARTICLE XIV ADJUSTMENT UPON CHANGE IN COMMON STOCK		21

ARTICLE XV COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES		21

15.01.	Compliance	21
15.02.	Postponement of Exercise or Payment	22
15.03.	Forfeiture of Payment	22

ARTICLE XVI RESTRICTIONS ON COMMON STOCK ISSUED UNDER THE PLAN		23

16.01.	Transfer Restrictions	23
16.02.	Right of First Refusal	23
16.03.	Repurchase Option	25

ARTICLE XVII GENERAL PROVISIONS		26

17.01.	Effect on Employment and Service	26
17.02.	Unfunded Plan	26
17.03.	Tax Withholding and Reporting	26
17.04.	Reservation of Shares	26
17.05.	Governing Law	26
17.06.	Other Actions	26

ARTICLE XVIII	AMENDMENT AND TERMINATION	27

ARTICLE XIX	DURATION OF PLAN	27

ARTICLE XX	EFFECTIVE DATE OF PLAN	27

ARTICLE XXI	RULES OF CONSTRUCTION	27

SYSTEM MANAGEMENT ARTS INCORPORATED
OMNIBUS STOCK INCENTIVE PLAN

ARTICLE I
DEFINITIONS

     1.01. Acceleration Date means the earlier of (i) the date that the Board approves a transaction or series of transactions that, if consummated, would result in a Change in Control or (ii) the date that an agreement is entered into with respect to a transaction or series of transactions that, if consummated, would result in a Change in Control.

     1.02. Administrator means the Committee and any delegate of the Committee that is appointed in accordance with Article III.

     1.03. Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award granted to such Participant under the Plan.

     1.04. Award means an Option, Performance Award, Phantom Stock Unit, Restricted Stock or SAR awarded under the Plan.

     1.05. Board means the Board of Directors of the Company.

     1.06. Cause has the same definition as under any employment or service agreement between the Company or any Subsidiary and the Participant or, if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition, Cause means (i) the Participant’s willful or chronic failure to comply with the lawful directives of the Board, the Board of Directors of any Subsidiary or any supervisory personnel of the Participant, (ii) any criminal act or act of dishonesty or gross or willful misconduct by the Participant, (iii) the breach by the Participant of the terms of any confidentiality, noncompetition, nonsolicitation, employment or service agreement that the Participant has with the Company or any Subsidiary, (iv) acts by the Participant of gross negligence or willful malfeasance in a matter of importance to the Company or any Subsidiary or a deliberate breach of any fiduciary duty the Participant owes the Company or any Subsidiary, or (v) the continued failure of the Participant to perform his or her duties with the Company or any Subsidiary. For purposes of the Plan, in no event shall any termination of employment or service be deemed for Cause unless the Company’s Chief Executive Officer concludes that the situation warrants a determination that the Participant’s employment or service terminated for Cause; in the case of the Chief Executive Officer, any determination that the Chief Executive Officer’s employment terminated for Cause shall be made by the Board acting without the Chief Executive Officer.

     1.07. Change in Control means the occurrence of any of the following: (i)(a) the Company consolidates with, or merges with or into, another Person, (b) there is a consolidation, merger, reorganization, share exchange or other transaction involving the Voting Stock of the Company, (c) the Company assigns, conveys, leases, sells, transfers or otherwise disposes of all or substantially all of the assets of the Company to any Person, (d) any Person consolidates with, or merges with or into, the Company, or (e) any similar event, where with respect to any of the events described in (a) through (e) the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property or continues as the Voting Stock of the surviving or transferee Person; provided however, that none of the foregoing events described in (a) through (e) will constitute a Change in Control where the outstanding Voting Stock of the Company is converted into or exchanged for or continues as the Voting Stock of the surviving or transferee Person and the beneficial owners of the Voting Stock of the Company immediately before such event or series of events own in the aggregate, directly or indirectly, Voting Stock representing more than 50 percent of the voting power of the Voting Stock of the surviving or transferee Person immediately after such event or series of events, or (ii) any transaction occurring subsequent to the date of Board approval of this Plan that results in any Person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, beneficially owning Voting Stock of the Company representing, directly or indirectly, more than 50 percent of the voting power of the Voting Stock of the Company, or (iii) the approval by the holders of Voting Stock of the Company of any plan or proposal for dissolution or liquidation of the Company or (iv) the consummation of any other transaction that a majority of the Board, in its sole and absolute discretion, determines constitutes a Change in Control for purposes of this Plan. Notwithstanding the foregoing, however, in no event will the sale of Voting Stock of the Company in an Initial Public Offering or any restructuring of the Company in contemplation of or as a result of an Initial Public Offering constitute a Change in Control for purposes of the Plan.

     1.08. Code means the Internal Revenue Code of 1986, as amended.

     1.09. Committee means the Compensation Committee of the Board, if the Board appoints one to administer the Plan, or the Board itself if no such Compensation Committee is appointed to administer the Plan. If such Compensation Committee is appointed, if and to the extent deemed necessary by the Board on or after an Initial Public Offering, such Compensation Committee shall consist of two or more directors who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Code Section 162(m).

     1.10. Common Stock means shares of the $0.001 par value common stock of the Company.

     1.11. Company means System Management ARTS Incorporated, a Delaware corporation, and any successor thereof.

     1.12. Control Change Date means the date on which a Change in Control is consummated. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.

     1.13. Corresponding SAR means a SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the Corresponding SAR relates.

     1.14. Employee means any person whom the Company or any Subsidiary employs under the rules of Code Section 3401(c) and the regulations thereunder.

     1.15. Exchange Act means the Securities Exchange Act of 1934, as amended.

     1.16. Fair Market Value of a share of Common Stock means, on any given date, the fair market value of a share of Common Stock as the Administrator in its discretion shall determine; provided, however, that the Administrator shall determine Fair Market Value without regard to any restriction other than a restriction that, by its terms, will never lapse and, if the shares of Common Stock are traded on any stock exchange, the Fair Market Value of a share of Common Stock shall be the closing price of a share of Common Stock as reported on such stock exchange as of such date, or if the shares of Common Stock are not traded on such stock exchange on such date, then on the immediately preceding day that the shares of Common Stock were traded on such stock exchange, all as reported by such source as the Administrator shall select. The Fair Market Value that the Administrator determines shall be final, binding and conclusive on the Company, any Subsidiary and each Participant.

     1.17. Incentive Stock Option means an Option that is subject to Code Section 422.

     1.18. Initial Public Offering means the issuance of any class of common equity securities required to be registered under Section 12 of the Exchange Act, such that the Company is subject to the reporting obligations of Section 12 of the Exchange Act.

     1.19. Initial Value means, with respect to a SAR that is not a Corresponding SAR, the Fair Market Value of a share of Common Stock on the date of grant and, with respect to a SAR that is a Corresponding SAR, the Option price of the related Option.

     1.20. Insider means an individual who is an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that are registered pursuant to Section 12 of the Exchange Act, as more fully described under Section 16 of the Exchange Act.

     1.21. Named Executive Officer means a Participant who as of the last day of a taxable year, is the chief executive officer of the Company (or is acting in such capacity) or one of the four highest compensated officers of the Company (other than the chief executive officer) or is otherwise one of the group of “covered employees”, as defined in the Treasury Regulations promulgated under Code Section 162(m).

     1.22. Nonqualified Stock Option means an Option that is not subject to Code Section 422.

     1.23. Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in the Agreement that specifies the terms and conditions of the Option.

     1.24. Parent means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Award, each of the corporations other than the Company owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     1.25. Participant means an Employee, director, advisor or consultant of the Company or any Subsidiary who satisfies the requirements of Article IV and whom the Administrator selects to receive an Award.

     1.26. Performance Award means an Award that entitles the Participant to receive a specified value in cash or Common Stock of the Company, as the Administrator in its discretion may set forth in the Agreement that specifies the terms and conditions of the Performance Award, upon the attainment of the performance objectives set forth in such Agreement.

     1.27. Permitted Transferee means a child, grandchild, parent, grandparent, or spouse of a Participant, including adoptive relationships, or a trust for the benefit of any of the foregoing; provided, however, that if any of the foregoing individuals is less than 21 years of age at the time of a proposed sale, transfer, assignment or other disposition to such individual, then such sale, transfer, assignment or other disposition only may be made to a trust for the benefit of such person, which trust will not terminate prior to the beneficiary (or beneficiaries) thereof attaining age 21.

     1.28. Person means any individual, corporation, limited liability company, joint venture, partnership, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or any other entity of any kind.

     1.29. Phantom Stock Unit means an Award, stated with respect to a specified number of shares of Common Stock, that entitles the Participant to receive a payment in cash equal to the Fair Market Value of a share of Common Stock on the date of payment of such Award with respect to each Phantom Stock Unit that becomes payable under the Agreement that sets forth the terms and conditions of the Phantom Stock Unit. If such Agreement so provides, a Phantom Stock Unit may be increased to reflect the payment of dividends on such number of shares of Common Stock from the date of grant of the Phantom Stock Unit to the date of payment and the adjustment shall be in the form of additional Phantom Stock Units as if such dividends had been deemed invested in Common Stock on the dividend payment date.

     1.30. Plan means this System Management ARTS Incorporated Omnibus Stock Incentive Plan, in its current form and as hereafter amended.

     1.31. Restricted Stock means Common Stock granted or sold to a Participant under the Plan that is subject to the restrictions, if any, set forth in the Plan and the Agreement that specifies the terms and conditions of the Restricted Stock. Shares of Common Stock shall cease to be Restricted Stock when, in accordance with the terms of the applicable Agreement, they become Vested.

     1.32. SAR means a stock appreciation right that entitles the Participant to receive, with respect to each share of Common Stock encompassed by the exercise of the SAR, the excess of the Fair Market Value on the date of exercise of each such share over the Initial Value. References to SARs include both Corresponding SARs and SARs that are not Corresponding SARs, unless the context requires otherwise.

     1.33. Subsidiary means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     1.34. Ten Percent Shareholder means any individual who (considering the stock attribution rules described in Code Section 424(d)) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, any Parent or any Subsidiary.

     1.35. Vested means nonforfeitable or transferable within the meaning of Code Section 83.

     1.36. Voting Stock with respect to any specified Person means any class or classes of stock or other ownership rights of the specified Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the specified Person.

ARTICLE II
PURPOSES

     This Plan is intended to assist the Company and its Subsidiaries in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the grant of Options, Performance Awards, Phantom Stock Units, Restricted Stock and SARs. The proceeds the Company receives from the sale of Common Stock pursuant to any Participant’s exercise of an Option or the sale of Restricted Stock shall be used for general corporate purposes.

ARTICLE III
ADMINISTRATION

     The Administrator shall have the complete authority to grant Awards on such terms (not inconsistent with the provisions of this Plan), as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability, Vesting or forfeiture conditions of an Award.

     The Administrator shall administer the Plan. As such, the Administrator shall have the complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to accelerate the exercisability, Vesting or payment of an Award as a result of a Change in Control or otherwise; to adopt, amend and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any authority or power of the Administrator. Any action or decision of the Administrator in connection with the administration of this Plan shall be final, conclusive and binding on all persons. Neither the Administrator nor any member of the Committee shall be liable for any act done or not done in good faith with respect to this Plan or any Agreement.

     The Administrator may act only by decision of a majority of its members, except that the Administrator, in its discretion and provided that applicable law so permits, may delegate to one or more officers of the Company or another committee of the Board, all or part of the Administrator’s authority and duties with respect to grants of Awards to Participants. The Administrator may amend or revoke the terms of such delegation at any time but such amendment or revocation shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan. Notwithstanding the two preceding sentences, after an Initial Public Offering, unless and to the extent the Board deems otherwise, the Administrator may not delegate its authority and duties with respect to an Award to a Participant who is an Insider or a Named Executive Officer. If and to the extent deemed necessary by the Board after an Initial Public Offering, (i) all Awards to an Insider shall be approved by the Board or by a Committee comprised of two or more non-employee directors within the meaning of Rule 16b-3 of the Exchange Act, unless such Awards will be held by the Participant at least six months after the date they are granted to such Participant and (ii) all Awards to a Named Executive Officer shall be approved by a Committee comprised solely of two or more outside directors within the meaning of Code Section 162(m).

     The Company shall bear all expenses of administering this Plan. The Company shall indemnify and hold harmless each person who is or shall have been a member of any Board or Committee acting as the Administrator, or any delegate of such, against and from any cost, liability, loss or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any action, claim, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or not taken under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit, or proceeding against such person, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. Notwithstanding the foregoing, the Company shall not indemnify and hold harmless any such person if (i)

applicable law prohibits such indemnification or (ii) such person did not act in good faith and in a manner that such person believed to be consistent with the Plan and such person’s conduct constituted gross negligence or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law or otherwise, or under any other power that the Company may have to indemnify such person or hold him or her harmless. The provisions of the foregoing indemnity shall survive indefinitely the term of this Plan.

ARTICLE IV
ELIGIBILITY

     Any Employee, director, advisor or consultant of the Company or any Subsidiary (including a corporation that becomes a Subsidiary after the adoption of this Plan) is eligible to receive Awards if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the growth or profits of the Company or any Subsidiary.

ARTICLE V
STOCK SUBJECT TO PLAN

     5.01. Shares Issued. On the exercise of an Option or a SAR or the grant of Restricted Stock or payment of a Performance Award payable in Common Stock, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs) shares of Common Stock from its authorized but unissued shares of Common Stock or from reacquired shares of Common Stock.

     5.02. Aggregate Limits. The maximum number of shares of Common Stock that may be issued under this Plan and to which Awards may relate shall be 8,000,000 shares of Common Stock, subject to adjustment as provided in Article XIV.

     5.03. Individual Limits. Subject to the other limitations set forth in this Plan, after an Initial Public Offering, no individual may in any calendar year be granted Options or SARs covering more than 250,000 shares of Common Stock or aggregate Awards covering more than 250,000 shares of Common Stock. After an Initial Public Offering, if and to the extent deemed necessary by the Board, if an Award that a Participant holds is canceled, the canceled Award shall continue to be counted against the maximum number of shares of Common Stock for which similar Awards may be granted to the Participant in any calendar year and any replacement Awards granted to such Participant in replacement of the canceled Awards also shall count against such maximum limit. The maximum number of shares that may be granted in any calendar year to any individual shall be subject to adjustment as provided in Article XIV.

     5.04. Reallocation of Shares. If an Option or SAR is terminated, in whole or in part, for any reason other than its exercise, or if any Restricted Stock is canceled, expires or terminates without the Restricted Stock becoming Vested, or if any Performance Award or Phantom Stock Unit is terminated without payment, the number of shares of Common Stock allocated to such Award or the terminated portion thereof may be reallocated to other Awards to be granted under this Plan, subject to the limits described above.

ARTICLE VI
TERMS AND CONDITIONS
OF ALL OPTIONS

     6.01. Grants. In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock such grant covers and whether the Option is an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options must comply with the provisions of Article VII in addition to the provisions under this Article VI. An Option may be granted with or without a Corresponding SAR. The date an Option is granted shall be the date on which the Administrator has approved the terms and conditions of the Option. Each Option granted under the Plan shall be evidenced by an Agreement in such form and containing such terms, conditions and restrictions (not inconsistent with this Plan) as the Administrator shall determine.

     6.02. Option Price. The Administrator on the date of grant shall determine the price per share for Common Stock payable upon the exercise of an Option. With respect to Options granted to Named Executive Officers, if and to the extent deemed necessary by the Administrator after an Initial Public Offering, the price per share for Common Stock shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant of the Option unless the exercisability of the Option with respect to shares of Common Stock for which the Option price is less than such amount is subject to performance objectives that enable such Option to qualify as “performance-based compensation” under the Treasury Regulations promulgated under Code Section 162(m).

     6.03. Maximum Option Period. The Administrator on the date of grant shall determine the maximum period in which an Option may be exercised, except that no Option shall be exercisable after the expiration of 10 years from the date such Option is granted. The terms of any Option may provide that it is exercisable for a period less than such maximum period.

     6.04. Nontransferability

     (a) Except as set forth in Section 6.04(b) below, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer of an Option, the Option must be transferred in its entirety to the same persons or entities. Except as set forth in Section 6.04(b) below, during the lifetime of the Participant to whom the Option is granted, only the Participant may exercise the Option. No right or interest of a Participant in any Option shall be liable for, or subject to, any liability, lien or obligation of such Participant.

     (b) Notwithstanding Section 6.04(a) above, if the applicable Agreement so provides, an Option that is not an Incentive Stock Option may be transferred by the Participant to a Permitted Transferee of the Participant. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Administrator expressly approves the transfer. The Permitted Transferee to whom such Option is transferred shall be bound by the same terms and conditions that governed the Option during the period the Participant held it; provided, however, that such Permitted Transferee may not transfer such Option except by will or the laws of descent and distribution. Any such transfer shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Administrator on or prior to the effective date of the transfer.

     6.05. Change in Control. In the event of or in anticipation of a Change in Control, the Administrator in its discretion (i) may declare that outstanding Options previously granted under the Plan, whether or not then exercisable, shall terminate as of a date on or after an Acceleration Date or before or on the Control Change Date without any payment to the holder of the Option, provided the Administrator gives prior written notice to the Participants of such termination and gives such Participants the right to exercise their outstanding Options at least 15 days before such termination date to the extent then exercisable or (ii) may terminate on or after an Acceleration Date or before or on the Control Change Date outstanding Options previously granted under the Plan, whether or not then exercisable, in consideration of payment to the holder of the Option, with respect to each share of Common Stock to which the Option is then exercisable, of the excess, if any, of the Fair Market Value on such date of the Common Stock subject to the then exercisable portion of the Option over the Option price. The payment described in (ii) above may be made in any manner the Administrator determines, including in cash, Voting Stock or other property. The Administrator may take the actions described in (i) or (ii) above with respect to Options that are not then exercisable whether or not the Participant can exercise such Options or will receive any payment therefor. The Administrator in its discretion may take the actions described in (i) or (ii) above contingent on consummation of the Change in Control and with respect to some or all outstanding Options, whether or not then exercisable, or on an Option-by-Option basis, which actions need not be uniform with respect to all outstanding Options. However, Options shall not be terminated to the extent that written provision is made for their assumption, continuance or substitution by a successor employer or its parent or subsidiary in connection with the Change in Control.

     6.06. Exercise. An Option may be exercised in whole at any time or in part from time to time and at such times and in compliance with such requirements as the Administrator shall determine and as set forth in the applicable Agreement. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number of shares for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option. To the extent an Option relates to a Corresponding SAR, upon exercise of or payment with respect to such Option, the Participant shall surrender to the Company, unexercised, the related portion of the Corresponding SAR.

     6.07. Payment. Unless the Agreement provides otherwise, payment of the Option price shall be made in cash or cash equivalent acceptable to the Administrator. If the Agreement so provides, the Administrator, in its discretion and provided applicable law so permits, may permit a Participant to pay part or all of the Option price (i) by surrendering shares of Common Stock of the Company that the Participant has held for at least six months, (ii) by delivery of the full recourse, interest-bearing promissory note of the Participant, bearing interest at such rate as would avoid interest being imputed under the Internal Revenue Code, (iii) by a cashless exercise through a broker, (iv) by such other medium of payment as the Administrator, in its discretion, shall authorize, or (v) by any combination of the aforementioned methods of payment. If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and other payments and the Fair Market Value of the Common Stock surrendered must not be less than the Option price of the shares for which the Option is being exercised.

     6.08. Shareholder Rights. No Participant shall have any rights as a shareholder with respect to shares of Common Stock subject to an Option until the proper exercise of such Option, the payment of the Option price and any applicable withholding taxes and the issuance to the Participant of the certificates representing the shares of Common Stock for which the Option is exercised. The Company may include on any certificates representing shares of Common Stock issued pursuant to an Option such legends referring to any representations, restrictions or any other applicable statements as the Company, in its discretion, shall deem appropriate.

ARTICLE VII
ADDITIONAL TERMS AND CONDITIONS OF
INCENTIVE STOCK OPTIONS

     7.01. Employee Status. Notwithstanding any other provision of the Plan, the Administrator may only grant an Incentive Stock Option to an Employee of the Company or any Subsidiary.

     7.02. Exercise Price. No Employee may receive an Incentive Stock Option under the Plan, unless the Option price per share for such Incentive Stock Option is at least 100 percent of the Fair Market Value on the date of grant of each share of Common Stock subject to such Incentive Stock Option.

     7.03. Aggregate Exercise Limits. The Administrator may not grant an Incentive Stock Option or any Corresponding SAR that relates to an Incentive Stock Option to the extent the aggregate Fair Market Value, determined at the time the Administrator grants the Incentive Stock Option and any Corresponding SAR, of shares of Common Stock with respect to which a Participant may exercise Incentive Stock Options or Corresponding SARs for the first time during any calendar year under this Plan and any other plan of the Company (or any plan of any Parent or Subsidiary of the Company) exceeds $100,000. If the limitation is exceeded, the Incentive Stock Options that cause the limitation to be exceeded shall be treated as Nonqualified Stock Options.

     7.04. Restrictions on Ten-Percent Shareholders. No Employee may receive an Incentive Stock Option under the Plan if such Employee, at the time of grant, is a Ten Percent Shareholder, unless the Option price per share for such Incentive Stock Option is at least 110 percent of the Fair Market Value on the date of grant of each share of Common Stock subject to such Incentive Stock Option and unless such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

     7.05. Validity of Options. Options that are intended to be Incentive Stock Options but that do not comply with this Article VII shall be treated as Nonqualified Stock Options.

     7.06. Notification Upon Sale. If a Participant sells or otherwise disposes of any shares of Common Stock acquired under an Incentive Stock Option before the expiration of the later of the two-year period beginning on the date of grant of the Incentive Stock Option or the one-year period beginning on the date that the Participant exercises the Incentive Stock Option with respect to such shares of Common Stock, the Participant shall give written notice to the Company of the sale or other disposition as soon as possible.

     7.07. No Liability of Company. The Company shall not be liable to any Participant or any other person if the Internal Revenue Service or any court having jurisdiction over such matter determines for any reason that an Option intended to be an Incentive Stock Option and granted hereunder does not qualify as an Incentive Stock Option.

ARTICLE VIII
TERMS AND CONDITIONS
OF RESTRICTED STOCK

     8.01. Grants. In accordance with the provisions of Article IV, the Administrator will designate each individual to whom Restricted Stock is to be granted or sold and will specify the number of shares of Common Stock such Award covers and the purchase price, if any, the Participant must pay for such shares. The date Restricted Stock is granted shall be the date on which the Administrator has approved the terms and conditions of the Restricted Stock grant. If the Participant must pay for an Award of Restricted Stock, the date of grant shall not be earlier than the date the Participant pays for the Restricted Stock in accordance with Section 8.03. Restricted Stock acquired under the Plan shall be evidenced by an Agreement in such form and containing such terms, conditions and restrictions (not inconsistent with this Plan) as the Administrator shall determine.

     8.02. Change in Control. In the event of or in anticipation of a Change in Control, the Administrator in its discretion may terminate on or after an Acceleration Date or before or on the Control Change Date outstanding shares of Restricted Stock previously granted under the Plan that are not then Vested without any payment to the holder of the Restricted Stock. The Administrator in its discretion may take the action described in this Section 8.02 contingent on the consummation of the Change in Control and with respect to some or all outstanding shares of Restricted Stock or on a Restricted Stock-by-Restricted Stock basis, which actions need not be uniform with respect to all outstanding shares of Restricted Stock. The shares of Restricted Stock shall not be terminated to the extent that written provision is made for their assumption, continuance or substitution by a successor employer or its parent or subsidiary in connection with the Change in Control.

     8.03. Payment. Unless the Agreement provides otherwise, if the Participant must pay for an Award of Restricted Stock, payment of the Award shall be made in cash or cash equivalent acceptable to the Administrator. If the Agreement so provides, the Administrator, in its discretion and in accordance with applicable law, may permit a Participant to pay all or part of the purchase price by delivery of the full recourse, interest-bearing promissory note of the Participant, bearing interest at such rate as would avoid interest being imputed under the Internal Revenue Code.

     8.04. Nontransferability. Restricted Stock granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution, until it has become Vested in accordance with Section 8.05. No Restricted Stock grant or any right or interest of a Participant in any shares of Restricted Stock shall be liable for, or subject to, any liability, lien or obligation of such Participant.

     8.05. Vesting. Shares of Restricted Stock acquired under the Plan shall become Vested in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine and as set forth in the applicable Agreement. If and to the extent deemed necessary by the Administrator after an Initial Public Offering, shares of Restricted Stock granted to Named Executive Officers shall become Vested subject to performance objectives that enable such Restricted Stock to qualify as “performance based compensation” under the Treasury Regulations promulgated under Code Section 162(m). The grant of Restricted Stock must become Vested, if at all, within ten years from the date of grant. The grant of Restricted Stock can only become Vested during the Participant’s lifetime in the hands of the Participant.

     8.06. Shareholder Rights. Before the shares of Restricted Stock become Vested, the Participant will have all rights of a shareholder in the shares of Restricted Stock as provided under the Articles of Incorporation of the Company and applicable law, including without limitation the right to vote the shares and receive dividends and distributions thereon; provided, however, that during such period the Participant (i) may not sell, transfer, exchange, pledge, hypothecate or otherwise dispose of shares of Restricted Stock, (ii) the Company shall retain custody of the certificates evidencing the shares of Restricted Stock until they become Vested and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each share of Restricted Stock. The Company may include on any certificates representing shares of Common Stock issued pursuant to a grant of restricted stock such legends referring to any representations, restrictions or other applicable statements as the Company, in its discretion, shall deem appropriate.

ARTICLE IX
TERMS AND CONDITIONS OF SARS

     9.01. Grants. In accordance with the provisions of Article IV, the Administrator will designate each individual to whom a SAR is to be granted and will specify the number of shares of Common Stock encompassed by such grant and whether the SAR is a Corresponding SAR. The date a SAR is granted shall be the date on which the Administrator has approved the terms and conditions of the SAR. Each SAR granted under the Plan shall be evidenced by an Agreement in such form and containing such terms, conditions and restrictions (not inconsistent with this Plan) as the Administrator shall determine.

     9.02. Maximum SAR Period. The Administrator on the date of grant shall determine the maximum period in which a SAR may be exercised, except that no SAR shall be exercisable after the expiration of 10 years from the date the SAR is granted. No Corresponding SAR shall be exercisable or continue in existence after the expiration of the Option to which the Corresponding SAR relates. The terms of a SAR may provide that it is exercisable for a period less than such maximum period.

     9.03. Nontransferability.

     (a) Except as set forth in Section 9.03(b) below, each SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any transfer of a Corresponding SAR, the Corresponding SAR and the Option to which it relates must be transferred in their entirety to the same persons or entities. Except as set forth in Section 9.03(b) below, during the lifetime of the Participant to whom the SAR is granted, only the Participant may exercise the SAR. No right or interest of a Participant in any SAR shall be liable for, or subject to, any liability, lien or obligation of such Participant.

     (b) Notwithstanding Section 9.03(a) above, if the applicable Agreement so provides, a SAR (other than a Corresponding SAR that is related to an Incentive Stock Option) may be transferred by the Participant to a Permitted Transferee of the Participant. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Administrator expressly approves the transfer. The Permitted Transferee to whom such SAR is transferred shall be bound by the same terms and conditions that governed the SAR during the period the Participant held it; provided, however, that such Permitted Transferee may not transfer such SAR except by will or the laws of descent and distribution. Any such transfer shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Administrator on or prior to the effective date of the transfer. In the event of a transfer of a Corresponding SAR pursuant to this Section 9.03(b), the Corresponding SAR and the related Option must be transferred to the same Permitted Transferee.

     9.04. Change in Control. In the event of or in anticipation of a Change in Control, the Administrator in its discretion (i) may declare that outstanding SARs previously granted under the Plan, whether or not then exercisable, shall terminate as of a date on or after an Acceleration Date or before or on the Control Change Date without any payment to the holder of the SAR, provided the Administrator gives prior written notice to the Participants of such termination and gives such Participants the right to exercise their outstanding SARs at least 15 days before such termination date to the extent then exercisable or (ii) may terminate on or after an Acceleration Date or before or on the Control Change Date outstanding SARs previously granted under the Plan, whether or not then exercisable, in consideration of payment to the holder of the SAR, with respect to each share of Common Stock for which the SAR is then exercisable, of the excess, if any, of the Fair Market Value of such Common Stock on such date over the Initial Value of the SAR. The payment described in (ii) above may be made in any manner the Administrator determines, including in cash, Voting Stock or other property. The Administrator may take the actions described in (i) or (ii) above with respect to SARs that are not then exercisable whether or not the Participant can exercise such SARs or will receive any payment therefor. The Administrator in its discretion may take the actions described in (i) or (ii) above contingent on consummation of the Change in Control and with respect to some or all outstanding SARs, whether or not then exercisable, or on a SAR-by-SAR basis, which actions need not be uniform with respect to all outstanding SARs. Notwithstanding the foregoing, no payment shall be made with respect to a Corresponding SAR to the extent the Administrator made a payment with respect to the Option that relates to the Corresponding SAR. The SARs shall not be terminated to the extent that written provision is made for their assumption, continuance or substitution by a successor employer or its parent or subsidiary in connection with the Change in Control.

     9.05. Exercise. A SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine and as set forth in this Plan and the applicable Agreement. A SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number of shares covered by the SAR. A partial exercise of a SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares covered by the SAR. A SAR may be exercised and paid only to the extent that the Fair Market Value of the Common Stock that is the subject of the exercise exceeds the Initial Value of the SAR.

     9.06. Special Rules for Corresponding SARs. Upon the exercise or payment of a Corresponding SAR, the Participant shall surrender to the Company, unexercised and unpaid, any portion of an Option to which the Corresponding SAR relates. Upon exercise or payment of an Option to which a Corresponding SAR relates, the Participant shall surrender to the Company, unexercised and unpaid, the related portion of the Corresponding SAR. A Corresponding SAR may be exercised only to the extent that the related Option is exercisable.

     9.07. Payment Upon Exercise of SAR. Within 15 days after the exercise of a SAR, the Company shall pay the Participant, with respect to each share of Common Stock encompassed by the exercise of the SAR, the excess of the Fair Market Value of such Common Stock on the date of exercise over the Initial Value. The Administrator, in its discretion, shall determine and set forth in the applicable Agreement whether the amount payable as a result of the exercise of a SAR will be paid (i) in cash, (ii) Common Stock, (iii) by delivery of the Company’s or any Subsidiary’s full recourse, interest-bearing promissory note, bearing interest at such rate as would avoid interest being imputed under the Internal Revenue Code, or (iv) by any combination of the foregoing.

     9.08. Shareholder Rights. No Participant shall have any rights as a shareholder with respect to shares of Common Stock subject to a SAR until the proper exercise of the SAR, and then only to the extent that Common Stock is issued to the Participant. The Company may include on any certificates representing shares of Common Stock issued pursuant to a SAR such legends referring to any representations, restrictions or any other applicable statements as the Company, in its discretion, shall deem appropriate.

ARTICLE X
TERMS AND CONDITIONS OF PHANTOM STOCK UNITS

     10.01. Grants. In accordance with the provisions of Article IV, the Administrator will designate each individual to whom Phantom Stock Units are to be granted and will specify the number of Phantom Stock Units such grant covers. The date Phantom Stock Units are granted shall be the date on which the Administrator has approved the terms and conditions of the Phantom Stock Units. All Phantom Stock Units granted under the Plan shall be evidenced by an Agreement in such form and containing such terms, conditions and restrictions (not inconsistent with this Plan) as the Administrator shall determine.

     10.02. Maximum Payment Period. The Administrator on the date of grant shall determine the maximum period over which Phantom Stock Units may be payable, except that no Phantom Stock Unit shall be payable after the expiration of 10 years from the date such Phantom Stock Unit is granted. The terms of any Phantom Stock Unit may provide that it is payable for a period less than such maximum period.

     10.03. Nontransferability.

     (a) Except as set forth in Section 10.03(b) below, Phantom Stock Units granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer of any Phantom Stock Units, the Phantom Stock Units must be transferred in their entirety to the same persons or entities. Except as set forth in Section 10.03(b) below, during the lifetime of the Participant to whom the Phantom Stock Units are granted, only the Participant may exercise the Phantom Stock Units. No right or interest of a Participant in any Phantom Stock Units shall be liable for, or subject to, any liability, lien or obligation of such Participant.

     (b) Notwithstanding Section 10.03(a) above, if the applicable Agreement so provides, Phantom Stock Units may be transferred by the Participant to a Permitted

Transferee of the Participant. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Administrator expressly approves the transfer. The Permitted Transferee to whom such Phantom Stock Units are transferred shall be bound by the same terms and conditions that governed the Phantom Stock Units during the period the Participant held them; provided, however, that such Permitted Transferee may not transfer such Phantom Stock Units except by will or the laws of descent and distribution. Any such transfer shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Administrator on or prior to the effective date of the transfer.

     10.04. Change in Control. In the event of or in anticipation of a Change in Control, the Administrator in its discretion may terminate on or after an Acceleration Date or before or on the Control Change Date outstanding Phantom Stock Units previously granted under the Plan, whether or not then payable, in consideration of payment to the holder of the Phantom Stock Units, with respect to each Phantom Stock Unit that is then payable to the Participant, of the Fair Market Value on such date of the applicable shares of Common Stock, plus, if the applicable Agreement so provides, the value of any deemed dividends then payable as set forth in the Agreement. The payment described in the preceding sentence shall be made in cash. The Administrator may take the action described in this Section 10.04 with respect to any Phantom Stock Units that are not then payable without any payment to the holder thereof. The Administrator in its discretion may take the action described in this Section 10.04 contingent on consummation of the Change in Control and with respect to some or all outstanding Phantom Stock Units, whether or not then payable, or on a Phantom Stock Unit-by-Phantom Stock Unit basis, which actions need not be uniform with respect to all outstanding Phantom Stock Units. The Phantom Stock Units shall not be terminated to the extent that written provision is made for their assumption, continuance or substitution by a successor employer or its parent or subsidiary in connection with the Change in Control.

     10.05. Right to Receive Payment. Phantom Stock Units may be paid in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine and as set forth in the applicable Agreement. If and to the extent deemed necessary by the Administrator after an Initial Public Offering, Phantom Stock Units granted to Named Executive Officers shall become payable subject to performance objectives that enable such Phantom Stock Units to qualify as “performance based compensation” under the Treasury Regulations promulgated under Code Section 162(m). The payment of one or more Phantom Stock Units shall not affect the right to receive payment for any remaining Phantom Stock Units.

     10.06. Form of Payment. Within 15 days after the Participant elects to receive payment of each Phantom Stock Unit, the Company shall pay the Participant the value of the Phantom Stock Unit in cash.

     10.07. Shareholder Rights. No Participant shall have any rights as a shareholder with respect to any Phantom Stock Units.

ARTICLE XI
TERMS AND CONDITIONS OF PERFORMANCE AWARDS

     11.01. Grants. In accordance with the provisions of Article IV, the Administrator will designate each individual to whom a Performance Award is to be granted and will specify the terms and conditions applicable to such Performance Award, including the performance objectives the Participant must satisfy to receive a payment under the Performance Award. The date a Performance Award is granted shall be the date on which the Administrator has approved the terms and conditions of the Performance Award. Each Performance Award granted under the Plan shall be evidenced by an Agreement in such form and containing such terms, conditions and restrictions (not inconsistent with this Plan) as the Administrator shall determine.

     11.02. Maximum Performance Award Period. The Administrator on the date of grant shall determine the maximum period in which a Performance Award may be paid, except that no Performance Award may be paid after the expiration of 10 years from the date such Performance Award is granted. The terms of any Performance Award may provide that it can be paid over a period less than such maximum period.

     11.03. Nontransferability.

     (a) Except as set forth in Section 11.03(b) below, Performance Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer of any Performance Award, the Performance Award must be transferred in its entirety to the same persons or entities. Except as set forth in Section 11.03(b) below, during the lifetime of the Participant to whom the Performance Award is granted, only the Participant may receive the Performance Award. No right or interest of a Participant in any Performance Award shall be liable for, or subject to, any liability, lien or obligation of such Participant.

     (b) Notwithstanding Section 11.03(a) above, if the applicable Agreement so provides, a Performance Award may be transferred by the Participant to a Permitted Transferee of the Participant. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Administrator expressly approves the transfer. The Permitted Transferee to whom such Performance Award is transferred shall be bound by the same terms and conditions that governed the Performance Award during the period the Participant held it; provided, however, that such Permitted Transferee may not transfer such Performance Award except by will or the laws of descent and distribution. Any such transfer shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Administrator on or prior to the effective date of the transfer.

     11.04. Change in Control. In the event of or in anticipation of a Change in Control, the Administrator in its discretion may terminate on or after an Acceleration

Date or before or on the Control Change Date outstanding Performance Awards previously granted under the Plan, whether or not then payable, in consideration of payment to the holder of the amount then payable under the Performance Award in accordance with the applicable Agreement. The payment described in the preceding sentence may be made in any manner the Administrator determines, including cash, Voting Stock or other property. The Administrator may take the action described in this Section 11.04 with respect to any Performance Awards that are not then payable without any payment to the holder thereof. The Administrator in its discretion may take the action described above contingent on consummation of the Change in Control and with respect to some or all outstanding Performance Awards, whether or not then payable, or on a Performance Award-by-Performance Award basis, which actions need not be uniform with respect to all outstanding Performance Awards. The preceding sentences to the contrary notwithstanding, the Performance Awards shall not be terminated and paid to the extent that written provision is made for their assumption, continuance or substitution by a successor employer or its parent or subsidiary in connection with the Change in Control.

     11.05. Earning Performance Award. A Performance Award will become payable at such times, in such amounts and in compliance with such requirements as the Administrator shall determine and as set forth in this Plan and the applicable Agreement. If and to the extent deemed necessary by the Administrator after an Initial Public Offering, Performance Awards granted to Named Executive Officers shall become payable pursuant to performance objectives that enable the Performance Award to qualify as “performance based compensation” under the Treasury Regulations promulgated under Code Section 162(m).

     11.06. Shareholder Rights. No Participant shall have any rights as a shareholder with respect to any Performance Award until payment of the Performance Award and then only to the extent that payment is made in Common Stock that is issued to the Participant. The Company may include on any certificates representing shares of Common Stock issued pursuant to a Performance Award such legends referring to any representations, restrictions or any other applicable statements as the Company, in its discretion, shall deem appropriate.

ARTICLE XII
ADDITIONAL TERMS AND CONDITIONS
APPLICABLE TO ALL AWARDS

     12.01. Interruption of Employee or Independent Contractor Status. In the event that the terms of any Award provide that it may be exercised, Vested or paid only during employment or service or within a specified period of time after termination of employment or service, the Administrator may decide to what extent leaves of absence for illness, temporary disability, governmental or military service or other reasons shall not be deemed interruptions of employment or service.

     12.02. Performance Objectives. The Administrator may prescribe that an Award may be exercised, Vested or paid only to the extent that certain performance objectives are obtained. Such performance objectives may be based on one or more of the Company’s or any Subsidiary’s or any division’s (i) gross, operating or net earnings before or after taxes, (ii) return on equity, (iii) return on capital, (iv) return on sales, (v) return on assets or net assets, (vi) earnings per share, (vii) cash flow per share, (viii) book value per share, (ix) earnings growth, (x) sales growth, (xi) volume growth, (xii) cash flow (as the Administrator may define such term), (xiii) Fair Market Value of the Company or any Subsidiary or shares of Common Stock, (xiv) share price or total shareholder return, (xv) market share, (xvi) economic value added, (xvii) market value added, (xviii) productivity, (xix) level of expenses, (xx) quality, (xxi) safety, (xxii) customer satisfaction, (xxiii) peer group comparisons of any of the aforementioned performance objectives, (xxiv) earnings before interest, taxes, depreciation and amortization (“EBITDA”) (whether normalized or not, including or excluding extraordinary items and subject to such other variations as the Company may report to creditors or shareholders) or (xxv) except for Awards to Named Executive Officers after an Initial Public Offering, any other criteria that the Administrator determines. If the Administrator, on the grant of the Award, prescribes that the Award shall be exercisable or shall become Vested or payable only upon the attainment of performance objectives stated with respect to one or more of the foregoing criteria, the Award shall become exercisable, Vested or payable only to the extent the Administrator certifies in writing that such performance objectives have been obtained. Additionally, the Administrator may prescribe that an Award may be exercised, Vested or paid only to the extent the Participant completes a specified period of employment with the Company or any Subsidiary.

     12.03. Other Conditions. The Administrator, in its discretion, may, as a condition to the grant of an Award, require the Participant on or before the date of grant of the Award to enter into (i) a covenant not to compete (including a confidentiality, non-solicitation or other similar agreement) with the Company or any Subsidiary, which shall become effective on the date of termination of employment or service of a Participant with the Company or any Subsidiary or any other date the Administrator may specify and shall contain such terms and conditions as the Administrator shall otherwise specify, (ii) an agreement to cancel any other employment agreement, service agreement, fringe benefit or compensation arrangement in effect between the Company or any Subsidiary and such Participant and (iii) a shareholders or other agreement covering the Common Stock acquired or to be acquired pursuant to Awards granted under the Plan, which contains such terms and conditions as the Administrator may require, including without limitation any repurchase rights, rights of first refusal, voting agreements or other provisions. If the Participant shall fail to enter into any such agreements at the Administrator’s request, then no Award shall be granted to the Participant and the number of shares of Common Stock that would have been subject to such Award, if any, shall be added to the remaining shares of Common Stock available under the Plan.

     12.04. Forfeiture Provisions. All rights to any Award that a Participant has will be immediately discontinued and forfeited, and the Company shall not have any further obligation hereunder to the Participant with respect to any Award and the Award will not be exercisable (whether or not previously exercisable) or become Vested or payable on and after the time the Participant is discharged from employment or service with the Company or any Subsidiary for Cause.

     12.05. Restrictions on Common Stock. Shares of Common Stock a Participant receives pursuant to an Award shall be subject to the transfer restrictions described in Section 16.01. Prior to an Initial Public Offering, shares of Common Stock a Participant receives pursuant to an Award shall be subject to the Company’s first refusal and repurchase rights described in Sections 16.02 and 16.03.

ARTICLE XIII
LIMITATION ON BENEFITS

     If the receipt of any payments or benefits under this Plan would subject a Participant to tax under Code Section 4999, the Administrator may determine whether some amount of payments would meet the definition of a “Reduced Amount.” If the Administrator determines that there is a Reduced Amount, the total payments to the Participant hereunder must be reduced to such Reduced Amount, but not below zero. If the Administrator determines that the benefits and payments must be reduced to the Reduced Amount, the Company must promptly notify the Participant of that determination, with a copy of the detailed calculations by the Administrator. All determinations of the Administrator under this Article XIII are final, conclusive and binding upon the Company and the Participant. It is the intention of the Company and the Participant to reduce the payments under this Plan only if the aggregate Net After Tax Receipts to the Participant would thereby be increased. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Administrator under this Article XIII, however, it is possible that amounts will have been paid under the Plan to or for the benefit of a Participant that should not have been so paid (“Overpayment”) or that additional amounts that will not have been paid under the Plan to or for the benefit of a Participant could have been so paid (“Underpayment”) — in each case, consistent with the calculation of the Reduced Amount. If the Administrator, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Administrator believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan that the Participant must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by Participant to the Company if and to the extent such deemed loan and payment would not reduce the amount on which the Participant is subject to tax under Code Section 1, 3101 or 4999 or generate a refund of such taxes. If the Administrator, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Administrator must promptly notify the Company of the amount of the Underpayment, which then shall be paid to the Participant. For purposes of this Section, (i) “Net After Tax Receipt” means the Present Value of a payment under this Plan net of all taxes imposed on Participant with respect thereto under Code Sections 1, 3101 and 4999, determined by applying the highest marginal rate under Code Section 1 which applies to the Participant’s taxable income for the applicable taxable year; (ii) ”Present Value” means the value determined in accordance with Code Section 280G(d)(4); and (iii) ”Reduced Amount” means the smallest aggregate amount of all payments under this Plan which (a) is less than the sum of all payments under this Plan and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate payments under this Plan were any other amount less than the sum of all payments to be made under this Plan.

ARTICLE XIV
ADJUSTMENT UPON CHANGE IN COMMON STOCK

     The maximum number of shares as to which Awards may be granted under this Plan, the terms of outstanding Awards and any other limitations in this Plan shall be adjusted as the Administrator shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, or subdivisions or consolidations of shares or (ii) engages in a transaction to which Code Section 424 or any similar event applies or (b) there occurs any other event which, in the judgment of the Administrator, necessitates such action. In addition, the Administrator may make such other adjustments to the terms of an outstanding Awards to the extent equitable and necessary to prevent an enlargement or dilution of the Participant’s rights thereunder as a result of any such event or similar transaction. Any determination the Administrator makes under this Article XIV shall be final and conclusive. The issuance by the Company of either shares of stock of any class or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Awards may be granted, any other limitations in this Plan or the terms of outstanding Awards. The Administrator may grant Awards in substitution for performance shares, stock awards, stock options, stock appreciation rights, phantom shares, or similar awards held by an individual who becomes an Employee, director, advisor or consultant of the Company in connection with a transaction described in this Article XIV. Notwithstanding any provision of the Plan (other than the limitations of Section 5.02), the terms of such substituted Award shall be as the Administrator, in its discretion, determines is appropriate.

ARTICLE XV
COMPLIANCE WITH LAW AND
APPROVAL OF REGULATORY BODIES

     15.01. Compliance. No Award shall be granted or become exercisable, Vested or payable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement with any stock exchange to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares of stock may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate for shares of Common Stock issued under the Plan may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Award shall be granted, become exercisable, Vested or payable, no Common Stock shall be issued, no certificate for shares of Common Stock shall be delivered and no payment shall be made under this Plan until the Company has obtained such approval or consent as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

     15.02. Postponement of Exercise or Payment. The Administrator may postpone any grant, exercise, Vesting or payment of an Award for such time as the Administrator in its sole discretion may deem necessary in order to permit the Company (i) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable upon the grant or exercise of any Award under the securities laws, (ii) to permit any action to be taken in order to (A) list such shares of Common Stock or other shares of stock of the Company on a stock exchange if such shares of Common Stock or other shares of stock of the Company are not then listed on such exchange or (B) comply with restrictions or regulations incident to the maintenance of a public market for such shares of Common Stock or other shares of stock of the Company, including any rules or regulations of any stock exchange on which the shares of Common Stock or other shares of stock of the Company are listed, (iii) to determine that such shares of Common Stock in the Plan are exempt from such registration or that no action of the kind referred to in (ii)(B) above needs to be taken, (iv) to comply with any other applicable law, including without limitation, securities laws, (v) during any such time the Company or any Subsidiary is prohibited from doing any of such acts under applicable law, including without limitation, during the course of an investigation of the Company or any Subsidiary, or under any contract, loan agreement or covenant or other agreement to which the Company or any Subsidiary is a party or (vi) to otherwise comply with any prohibition on such acts or payments during any applicable blackout period; and the Company shall not be obligated by virtue of any terms and conditions of any applicable Agreement or any provision of the Plan to recognize the grant, exercise, Vesting or payment of any Award or to grant, sell or issue shares of Common Stock or make any such payments in violation of the securities laws or the laws of any government having jurisdiction thereof or any of the provisions hereof. Any such postponement shall not extend the term of an Award and neither the Company nor its directors and officers nor the Administrator shall have any obligation or liability to any Participant or to any other person with respect to shares of Common Stock or payments as to which the Award shall lapse because of such postponement.

     15.03. Forfeiture of Payment. The Participant shall be required to forfeit any and all rights under Awards or to reimburse the Company for any payment under any Award (with interest as necessary to avoid imputed interest or original issue discount under the Internal Revenue Code or as otherwise required by applicable law) to the extent applicable law requires such forfeiture or reimbursement, including without limitation, in connection with any event where the Company or any Subsidiary is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct with financial reporting requirements, for any applicable period.

ARTICLE XVI
RESTRICTIONS ON COMMON STOCK ISSUED UNDER THE PLAN

     16.01. Transfer Restrictions.

     (a) Prior to an Initial Public Offering, no Participant or Permitted Transferee may sell, transfer, assign or otherwise dispose of any shares of Common Stock issued or acquired under the Plan until six months after such shares of Common Stock are issued, except that the foregoing restriction shall not apply to the sale, transfer, assignment or other disposition (i) by the Participant to his estate or a Permitted Transferee or (ii) by the Participant’s estate to a Permitted Transferee.

     (b) The sale, transfer, assignment or other disposition of shares of Common Stock issued or acquired under this Plan may be restricted at any time to the extent necessary (i) to permit the Company to take any action in order to (A) list such shares of Common Stock or other shares of stock of the Company on a stock exchange if such shares of Common Stock or other shares of stock of the Company are not then listed on such exchange or (B) comply with restrictions or regulations incident to the maintenance of a public market for such shares of Common Stock or other shares of stock of the Company, including any rules or regulations of any stock exchange on which the shares of Common Stock or other shares of stock of the Company are listed, (ii) to comply with any other applicable law, including without limitation, securities laws, (iii) to otherwise comply with any prohibition on such acts during any applicable blackout period, or (iv) to comply with any other agreements that the Company may enter into with respect to any of the foregoing.

     16.02. Right of First Refusal.

     (a) Prior to an Initial Public Offering, a Participant or Permitted Transferee may not sell, transfer, assign or otherwise dispose of shares of Common Stock issued or acquired under this Plan unless he or she complies with this Section 16.02. Any attempt to sell, transfer, assign or dispose of any shares of Common Stock in violation of this Section 16.02 shall be null and void, and the Company shall not give any effect to any such attempted sale, transfer, assignment or other disposition in the stock records of the Company.

     (b) At least 60 days before any proposed sale, transfer, assignment or other disposition of any such shares of Common Stock prior to an Initial Public Offering, the transferring Participant or Permitted Transferee shall deliver a written notice (a “Sale Notice”) to the Company specifying the number of shares of Common Stock proposed to be sold, transferred, assigned or otherwise disposed of (the “Offered Shares”) and the prospective transferee or assignee, and disclosing in reasonable detail the price, which must be payable solely in cash, and the other terms and conditions of the proposed sale, transfer, assignment or other disposition.

     (c) The Company then may elect to purchase all of the Offered Shares at the price and on the terms specified in the Sale Notice by delivering written notice of its election (an “Election Notice”) to the transferring Participant or Permitted Transferee within 30 days after delivery to the Company of the Sale Notice (the “Election Period”). Any purchase of Offered Shares pursuant to this Section 16.02 must be consummated as soon as practical (but in any event within 30 days) after the expiration of the Election Period.

     (d) If the Company does not elect to purchase all the Offered Shares or has elected to do so but failed to purchase such Offered Shares within the time Section 16.02(b) and (c) require, the transferring Participant or Permitted Transferee may, within 60 days after the earlier of the Company’s declining to purchase such Offered Shares or its failure to do so after its election to purchase such Offered Shares, transfer such Offered Shares to the prospective transferee identified in the Sale Notice on terms no more favorable to such transferee than specified in the Sale Notice. Additionally, as a condition to any such sale, transfer, assignment or other disposition of any shares of Common Stock, the acquiror must agree to be bound by the terms and provisions of this Article XVI as if he were a Permitted Transferee. Any Offered Shares not transferred within such 60-day period will be again subject to the provisions of this Section 16.02 upon any subsequent attempt to sell, transfer, assign or dispose of such Offered Shares.

     (e) The provisions of this Section 16.02 shall not apply to any sale, transfer, assignment or other disposition of any shares of Common Stock (i) by the Participant or Permitted Transferee to the Company, (ii) by the Participant to his estate or (iii) by the Participant or his estate to a Permitted Transferee. Upon (i) the death of a Participant if shares of Common Stock issued under the Plan would be transferred to a Person other than the Participant’s estate or a Permitted Transferee, (ii) the transfer from the Participant’s estate of such shares to a Person other than a Permitted Transferee or (iii) the death of a Permitted Transferee, the Participant, the Participant’s estate or the Permitted Transferee, as applicable, shall be deemed, immediately before such event occurs, to have given the Sale Notice above with a proposed sale price of Fair Market Value at the time of such event. Any other person receiving shares of Common Stock that were issued under the Plan may not sell, transfer, assign or dispose of any such shares without complying with the provisions of this Section 16.02 and such shares shall be subject to the provisions of this Article XVI.

     (f) Notwithstanding any other provision of this Section 16.02, no Participant or Permitted Transferee may pledge, hypothecate or otherwise use as security or collateral any of the shares of Common Stock issued or acquired under the Plan. If any Participant or Permitted Transferee (i) becomes a debtor under the Bankruptcy Code or (ii) makes a general assignment for the benefit of creditors or permits any of the shares of Common Stock to be attached or levied upon or subject to judicial sale or execution of judgment, the Participant or Permitted Transferee, as applicable, shall be deemed, immediately before such event occurs, to have given the Sale Notice to the Company pursuant to Section 16.02(b) above with a proposed sale price of Fair Market Value at the time of such event.

     (g) If any event described in Sections 16.02(e) or (f) occurs and a Sale Notice is deemed given with a proposed sale price of Fair Market Value, then such purchase price shall be payable in cash or, if the Company so elects, by delivery of the Company’s full-recourse promissory note bearing interest at such rate as would avoid interest being imputed under the Code and payable in equal quarterly installments over no longer than five years, or some combination of cash and promissory note as the Company so elects.

     16.03. Repurchase Option.

     (a) Prior to an Initial Public Offering, if a Participant’s employment with the Company and all Subsidiaries terminates for any reason, the shares of Common Stock the Participant or his Permitted Transferee, as applicable, owns or later acquires that were issued or acquired under the Plan shall be subject to the Company’s right of repurchase pursuant to this Section 16.03 at a price per share equal to the Fair Market Value (determined as of the date of repurchase) of such shares of Common Stock.

     (b) If the Participant terminates employment more than six months after the shares of Common Stock are issued under the Plan, the Company may exercise its election to purchase such shares of Common Stock that the Participant, the Participant’s estate or the Permitted Transferee owns pursuant to this Section 16.03 by delivery to the Participant, the Participant’s estate or the Permitted Transferee, as applicable, within 90 days after the termination of such Participant’s employment, of a written notice specifying the Company’s election to purchase all of such shares of Common Stock that the Participant, the Participant’s estate or the Permitted Transferee owns. If the Participant terminates employment within six months after the shares of Common Stock are issued under the Plan or before the shares of Common Stock are issued under the Plan, the Company may exercise its election to purchase such shares of Common Stock that the Participant, the Participant’s estate or the Permitted Transferee owns pursuant to this Section 16.03 by delivery to the Participant, the Participant’s estate or the Permitted Transferee, within 90 days after the date that is six months after the issuance of such shares of Common Stock under the Plan, of a written notice specifying the Company’s election to purchase all of such shares of Common Stock that the Participant, the Participant’s estate or the Permitted Transferee owns. The purchase price for such shares of Common Stock shall be payable in cash or, if the Company so elects, by delivery of the Company’s full-recourse promissory note bearing interest at such rate as would avoid interest being inputed under the Code and payable in equal quarterly installments over no longer than five years, or some combination of cash and promissory note as the Company so elects, and the closing of the repurchase shall take place not later than 60 days following the date of the Company’s notice to repurchase such shares of Common Stock. Otherwise the Company’s repurchase option under this Section 16.03 shall lapse.

     (c) The Company may assign its repurchase rights hereunder to one or more transferees, subject only to compliance with applicable securities laws.

ARTICLE XVII
GENERAL PROVISIONS

     17.01. Effect on Employment and Service. Neither the adoption of this Plan, its operation, nor any Agreement or other documents describing or referring to this Plan shall confer upon any individual any right to continue in the employ or service of the Company or any Subsidiary or in any way affect the right and power of the Company or any Subsidiary to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

     17.02. Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Any liability of the Company to any person with respect to any Award under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

     17.03. Tax Withholding and Reporting. Each Participant shall be responsible for satisfying in cash any income and employment tax withholding obligations attributable to the grant, exercise, Vesting or any other event with respect to an Award. The Company shall comply with all such reporting and other requirements relating to the administration of this Plan and the grant, exercise or Vesting of any Award hereunder as applicable law requires.

     17.04. Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan for the payment of Common Stock. In addition, the Company, during the term of this Plan, shall use its best efforts to seek to obtain from appropriate regulatory agencies any requisite authorizations needed in order to issue and to sell such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan. However, the inability of the Company to obtain from any such regulatory agency the requisite authorizations the Company’s counsel deems to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder, or the inability of the Company to confirm to its satisfaction that any issuance and sale of any shares of Common Stock hereunder will meet applicable legal requirements, shall relieve the Company of any liability in respect to the failure to issue or to sell such shares of Common Stock as to which such requisite authority shall not have been obtained.

     17.05. Governing Law. This Plan and all Awards granted hereunder shall be governed by the laws of the State of Delaware, except to the extent federal law applies.

     17.06. Other Actions. Nothing in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant options, restricted stock, performance awards, phantom stock units or stock appreciation rights for proper corporate purposes otherwise than under the Plan to any employee or to any other person, firm, corporation, association or other entity, or to grant options, restricted stock, performance awards, phantom stock units or stock appreciation rights to, or assume such awards of any person in connection with, the acquisition, purchase, lease, merger, consolidation, reorganization or otherwise, of all or any part of the business and assets of any person, firm, corporation, association or other entity.

ARTICLE XVIII
AMENDMENT AND TERMINATION

     The Board may amend this Plan from time to time or terminate the Plan; provided, however, that no amendment of the Plan may become effective to (i) increase the aggregate number of shares of Common Stock that may be issued pursuant to Awards under the Plan, (ii) change the class of individuals eligible to receive Awards or (iii) after an Initial Public Offering change the performance objectives to which the exercisability, Vesting or payment of Awards granted to Named Executive Officers may be subject, until shareholder approval of such amendment is obtained. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any outstanding Award at the time such amendment is made, except as otherwise set forth in this Plan.

ARTICLE XIX
DURATION OF PLAN

     No Awards may be granted under this Plan 10 years after the Board adopts the Plan. Awards granted before that date shall remain valid in accordance with their terms.

ARTICLE XX
EFFECTIVE DATE OF PLAN

     Awards may be granted under this Plan upon its adoption by the Board, provided that no Award shall be effective, exercisable, payable or become Vested unless the Company’s shareholders approve this Plan within 12 months of the Board’s adoption of the Plan.

ARTICLE XXI
RULES OF CONSTRUCTION

     Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.